[LETTERHEAD OF KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP]

October 27, 2006

MicroMed Cardiovascular, Inc. 8965 Interchange Drive Houston, Texas 77054 Attention: Clifford zur Nieden

Re:	Registration Statement on Form SB-2 Registration for Resale of 27,458,854 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for MicroMed Cardiovascular, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form SB-2 (File No. 333-136457) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration for resale of an aggregate of 27,458,854 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value (the “Common Stock”), which may be sold by the selling stockholders listed in the Registration Statement from time to time, and consisting of the following:

(i) 3,753,145 shares of Common Stock which were originally issued in a private placement completed on August 10, 2005 (the “August 2005 Private Placement”);

(ii) 1,623,615 shares of Common Stock issuable upon exercise of warrants which were originally issued in the August 2005 Private Placement;

(iii) 7,668,117 shares of Common Stock which were originally issued in a private placement completed on November 29, 2005 (the “November 2005 Private Placement”);

(iv) 150,000 shares of Common Stock issuable upon exercise of warrants which were originally issued in the November 2005 Private Placement;

(v) 9,951,613 shares of Common Stock which were originally issued in a private placement completed on June 13, 2006 (the “June 2006 Private Placement”); and

(vi) 4,312,364 shares of Common Stock issuable upon exercise of warrants which were originally issued in the June 2006 Private Placement.

MicroMed Cardiovascular, Inc.
October 27, 2006

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Shares and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a Fact Certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the DGCL). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.	(a) 3,753,145 of the Shares referred to in paragraph (i) above, (b) 7,668,117 of the Shares referred to in paragraph (iii) above, and (c) 9,951,613 of the Shares referred to in paragraph (v) above,

are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company; and

2.
    (a) 1,623,615 of the Shares issuable upon exercise of the warrants referred to in paragraph (ii) above,

    (b) 150,000 of the Shares issuable upon exercise of the warrants referred to in paragraph (iv) above, and

    (c) 4,312,364 of the Shares issuable upon exercise of the warrants referred to in paragraph (vi) above,

have been duly authorized and reserved for issuance by the Company and upon exercise of such warrants and payment to the Company of the applicable exercise price in accordance with the terms of the applicable warrants, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company. For purposes of our opinion with respect to the Shares issuable upon exercise of the above-mentioned warrants, we have with your permission assumed that the Company does not subsequently authorize by action of its board of directors the issuance for some other corporate purpose the Shares previously reserved for issuance upon exercise of such warrants and that the anti-dilution rights applicable to such warrants do not result in the issuance of a number of shares of Common Stock that exceeds the number of shares of Common Stock authorized by the Company’s Certificate of Incorporation, as amended.

MicroMed Cardiovascular, Inc.
October 27, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/S/ Kirkpatrick & Lockhart Nicholson Graham LLP

Kirkpatrick & Lockhart Nicholson Graham LLP